Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 19, 2022, with respect to the consolidated financial statements of Witt O’Brien’s, LLC as of December 31, 2021 and 2020 and for the Successor period April 15, 2021, through December 31, 2021, and the Predecessor periods January 1, 2021, through April 14, 2021, and year ended December 31, 2020 contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

GRANT THORNTON LLP (signed manually)

Fort Lauderdale, Florida
August 4, 2023